                                                                   EXHIBIT 99.13


                               PURCHASE AGREEMENT


     Prudential Jennison Fund, Inc. (the Fund), an open-end, diversified management investment company and a Maryland Corporation, and Prudential Mutual Fund Management, Inc., a Delaware corporation (PMF), intending to be legally bound, hereby agree as follows:

     1. In order to provide the Fund with its initial capital, the Fund hereby sells to PMF, and PMF hereby purchases, 10,000 shares of common stock (the Shares) of the Fund. The Shares are apportioned as follows: 3,334 Shares of Class A, 3,333 Shares of Class B, and 3,333 Shares of Class C, each at the net asset value of $10 per share. The Fund hereby acknowledges receipt from PMF of funds in the amount of $100,000 in full payment for the Shares.

     2. PMF represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof and that PMF has no present intention to redeem and dispose of any of the Shares.

     3. PMF hereby agrees that it will not redeem any of the Shares except in direct proportion to the amortization of organizational expenses by the Fund. In the event that the Fund liquidates before deferred organizational expenses are fully amortized, then the Shares shall bear their proportionate share of such unamortized organizational expenses.

     IN WITNESS THEREOF, the parties have executed this agreement as of the 13th day of September, 1995.


                                        Prudential Jennison Fund, Inc.


                                        By _________________________________
                                             Robert F. Gunia
                                             Vice President


                                        Prudential Mutual Fund Management, Inc.


                                        By _____________________________
                                             Brendan D. Boyle
                                             Executive Vice President